Exhibit 99.2

PARTICIPANTS

Corporate Participants

William H. Pfund – Vice President-Investor Relations

Brian R. Gamache – Chairman & Chief Executive Officer

Scott D. Schweinfurth – Chief Financial Officer, Treasurer & EVP

Orrin J. Edidin – President

Other Participants

Carlo Santarelli – Analyst, Deutsche Bank Securities, Inc.

Steven E. Kent – Analyst, Goldman Sachs & Co.

Joseph R. Greff – Analyst, JPMorgan Securities LLC

Mark Strawn – Analyst, Morgan Stanley & Co. LLC

Harry C. Curtis – Analyst, Nomura Securities International, Inc.

Steven M. Wieczynski – Analyst, Stifel, Nicolaus & Co., Inc.

Joel H. Simkins – Analyst, Credit Suisse (United States)

Bill Lerner – Analyst, Union Gaming Research LLC

Dennis I. Forst – Analyst, KeyBanc Capital Markets

Todd Eilers – Analyst, ROTH Capital Partners LLC

MANAGEMENT DISCUSSION SECTION

Operator: Thank you for standing by; and welcome to the WMS Industries Fiscal 2012 Third Quarter conference call. During the presentation, all participants will be in a listen-only mode. Afterwards, you’ll be invited to participate in the question-and-answer session. As a reminder, today’s conference call on April 30, 2012, is being recorded. I would now like to turn the call over to Bill Pfund, Vice President of Investor Relations for WMS Industries. Please go ahead sir.

William H. Pfund, Vice President-Investor Relations

Thank you, Operator.

Before beginning the review of our financial results and operating progress, I’d like to remind everybody that our call today contains forward-looking statements concerning the outlook for WMS and future business conditions. These statements are based on currently available information and involve certain risks and uncertainties. The Company’s actual results may differ materially from those anticipated in the forward-looking statements depending on the factors described under “Item 1. Business” and “Item 1A. Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended June 30, 2011 and in our more recent press releases and reports filed with the SEC. The forward-looking statements made on this call and web cast, the archived version of the web cast, and in any transcripts of this call are only made as of this date, April 30, 2012.

This afternoon, Brian Gamache, Chairman and Chief Executive Officer, will provide an overview of recent milestones and of the third quarter results; followed by Scott Schweinfurth, our CFO, and Orrin Edidin, WMS’ President, and then we’ll open the call up for your questions. Now let me turn the call over to Brian.

Brian R. Gamache, Chairman & Chief Executive Officer

Thanks Bill and good afternoon everyone.

WMS’ fiscal third quarter results demonstrate further operating progress and quarterly sequential improvements in financial results. For the March 2012 quarter, WMS generated total revenue of $176 million compared to $193 million a year ago, but revenues increased 9%, or $14 million, on a quarterly sequential basis. With a significantly improved gross profit margin and continued cost containment, our operating margin grew sequentially to 18% and was about flat with the March 2011 quarter on less revenue. As a result, both operating income and diluted earnings per share increased almost 50% on a quarterly sequential basis from the December 2011 quarter…with EPS, excluding the $0.02 per share second-quarter benefit of the litigation settlement, going from $0.27 per share to $0.40 per diluted share. And, cash flow confirms our operating progress, as cash flow generated from operating activities is up 6% for the nine months from the comparable period a year ago.

Our fiscal third-quarter operating results reflect ongoing progress consistent with the sequential goals we set earlier this fiscal year; but, investors should also note several key milestones that occurred during the quarter. We believe these milestones highlight the meaningful ongoing progress that we are making with our strategies to build a foundation for steady and sustainable longer-term growth. These include:

Our quarter-end installed participation base increased by more than 100 units, or over 1%, from December 31, 2011 quarter, reversing the trend of the past seven quarters, and our average revenue per day also increased. Our new CLUE™ themed, wide-area progressive (WAP) game was launched in the March quarter at numerous Caesars Entertainment properties in Nevada and Atlantic City, New Jersey. With current open orders now for nearly 2,100 units, and five new participation games expected to receive their first regulatory approvals this quarter, and with our improving product performance, we expect further growth in the installed participation base and revenue per day in the June quarter and beyond.

Next, our new unit sales continued to increase on a quarterly sequential basis, with 600 more units sold for replacements on casino floors in the U.S. and Canada compared with the December 2011 quarter. Contributing to this improvement was the successful launch of the Bluebird®2e cabinet, which adds emotive lighting to the Bluebird2 cabinet. We shipped more than 1,500 of these units in the March quarter.

Next, particularly noteworthy, we improved product sales gross margin by 320 basis points over the prior year to 52%, which is up 170 basis points sequentially from the December quarter. Ongoing benefits from our cost containment and continuous improvement initiatives more than offset the roughly $1,100 decrease in average selling prices that primarily reflected a greater mix of lower-priced VLT sales, the impact from higher discounts given on larger-volume orders, fewer premium for-sale units and the continued impact of a competitive market place.

Next, our ongoing cost containment efforts coupled with the savings programs instituted earlier this fiscal year resulted in our R&D and SG&A expenses, in aggregate, being $8 million lower than the prior-year period.

Next, the operating leverage inherent in our business model was once again validated, as we increased unit sales volumes drove a 480-basis-point increase in operating margin on a quarterly sequential basis. The $11-million quarterly increase sequentially in gross profit contribution, when tax effected, largely dropped straight through to the bottom line.

I think it’s plainly evident that since we implemented the organizational realignment and revised product commercialization plan early in fiscal 2012, WMS has achieved measurable progress in our core business. But, we still have much to achieve and our opportunities to assist customers and grow remain plentiful. Most importantly, the flow of new game approvals is back to a normalized rate. This is a significant milestone, as it begins to re-validate our historical consistency for bringing innovative new products to market; and these new games are expanding our portfolio with unique, innovative gaming features and a more diverse range of math models. In our product sales business, more than 90% of the new games that received initial jurisdictional approval incorporated new math models. With these new games on casino floors in steadily increasing numbers and generating great performance, we expect over time to recapture ship share and re-establish our fair share of the market.

With the addition of a number of new participation products this quarter and the jurisdictional approvals that Orrin will discuss shortly, we believe that WMS has turned the corner in our efforts to restore growth in our gaming operations business.

Looking out over the next few quarters, we expect a normalized flow of innovative new products for our product sales and participation operations scheduled for launch during the next 12-to-24 months. In particular, I am excited by the prospects to re-energize our customers’ slot floors with the innovation and potential that will come with the launch of our first games on our next-generation CPU-NXT®3 operating system which has six times the CPU performance of our present generation operating system and 20 times the 3D graphics capabilities. We are on track to commercialize this new operating system on the Sensory Immersion 2.0 platform with initial approvals and launch of the Aladdin and the Magic Quest™ game in the latter part of the June quarter. Another driver of revenue by the end of calendar 2012 will come from the expected launch of My Poker™ video poker platform. Demonstrated at G2E® in October 2011, development work on this project has continued largely on track, and this new platform has garnered strong interest from several influential casino operators.

Looking forward, with WMS’ product vision, our deeply embedded Culture of Innovation and our core underlying strengths intact, we are confident that the fiscal 2012 progress will build a strong foundation for fiscal 2013, as we remain the gaming industry’s innovation leader.

Now let me turn the call over to Scott.

Scott D. Schweinfurth, Chief Financial Officer, Treasurer & EVP

Thanks Brian and good afternoon everyone.

I’ll briefly add perspective to our financial performance and trends. For the March 2012 quarter, we generated revenue from the sale of 5,993 new gaming machines, of which 4,598 units were in the U.S. and Canada. We recognized revenue on 759 of the 957 for new casinos that shipped in the December 2011 quarter. After several years of declining shipments for new casino openings, it’s highly encouraging for our industry to realize growth from this element of market expansion. For WMS, gaming machine sales for new casino openings and expansions in the U.S. and Canada totaled approximately 1,800 units, more than double the number of units shipped a year ago, and includes, among others, shipments to the Ohio properties and Maryland Live! As previously stated, our floor share for new casino openings this year is expected to be in the high teens. New replacement units were approximately 2,800 units in the U.S. and Canada, representing a 600-unit quarterly sequential improvement and just 200 units below a year ago.

Internationally, we sold 1,395 new units comprising 23% of total global unit shipments compared with 2,338 units or 39% of total units, a year ago, principally reflecting lower shipments in the sluggish European market, along with lower unit shipments in the Mexican and Australian markets both of which had provided significant sales activities during the last two years. It’s encouraging that we received approval recently for the sale of our Bluebird xD™ cabinet and a number of new game themes in New South Wales, Australia.

The average selling price was $15,233 compared with $16,325 in the December 2011 quarter, reflecting a higher mix of lower-priced video lottery terminals, the impact from higher discounts on large-volume orders, fewer premium for-sale units, and Bluebird xD cabinets making up 24% of new units shipped compared to 34% in the December quarter, coupled with the realities of our competitive marketplace. Despite this decline in price, we improved our product sales margin to 52%, which is certainly noteworthy.

Other product sales revenues were about flat, primarily reflecting lower used gaming machine revenues attributable to lower prices and fewer units compared with a year ago, mostly offset by higher year-over-year revenue from the sale of more than 3,900 conversion kits compared to 2,200 conversion kits in the comparable year-ago period. For the nine months, we have recognized revenue on approximately 14,400 conversion kits, nearly 2  1/2 times the 6,000 kits in the comparable nine-month period a year ago. We believe there is no better indication of the high-earnings performance of our latest games than the growth in the sale of conversion kits for the large and still growing installed base of Bluebird2 and Bluebird xD units already on casino floors, which combined now total over 67,000 units globally. This continued upgrade of customer casino floors through the conversion of new game themes and new math models is a critical factor in re-establishing WMS’ legacy for providing premium, floor-wide earnings performance, which should contribute to long-term ship share gains.

Having refreshed a significant portion of our installed base this year, our participation footprint increased on a quarterly sequential basis — marking the first increase in the last seven quarters. Our installed base was 9,389 gaming machines at March 31, 2012 compared to 9,282 at December 31, 2011, an increase of 107 units. Average daily revenue increased modestly during the quarter, reflecting our refreshed installed footprint along with the positive influence from quarterly seasonality. Average daily revenue per unit was $68.06, up from $67.62 in the December 2011 quarter, but down from $76.14 a year ago which reflects the cumulative impact from the prior lack of new product being available that has now improved. Other gaming operations revenue rose $2.7 million on a quarterly sequential basis and was up $5.2 million compared with the March quarter last year, reflecting the growing contributions from our networked gaming applications, our online casino and other social gaming applications, as well as higher royalties from licensing our proprietary intellectual property, technologies and gaming content.

Turning to margins, building on the progress established in the prior two quarters, our product sales gross profit margin of 51.8% improved 320 basis points from the comparable prior-year period and by 170 basis points on a quarterly sequential basis. The improvement reflects the benefit from product mix, higher sequential quarterly unit volumes and ongoing improvements to reduce product costs – despite a lower average selling price – and is in line with our expectations. Our gross margin on gaming operations revenues was essentially flat at 80.7% compared to 80.8% in the prior-year quarter.

Operating margin in the March quarter improved on a quarterly sequential basis by 480 basis points. Our Selling & Administrative and R&D expenses, as a percentage of revenue, improved relative to the December 2011 quarter reflecting the revenue growth coupled with our cost containment efforts and savings from the restructuring initiatives, which contributed to the improved operating leverage. As a result of savings from restructuring and realignment actions along with our ongoing focus on cost management, total R&D and selling and administrative expenses for the nine months ended March 31, 2012 declined by $23.6 million compared with the comparable year-ago period.

As anticipated, depreciation and amortization expense was higher year-over-year in the March 2012 quarter, principally due to the step up in the depreciation associated with the continued transition of our participation base to Bluebird2 and Bluebird xD units and amortization associated with our investment in our networked gaming and online gaming initiatives following their commercialization during the past 12 months. Having vigorously upgraded our installed participation base during the last several years to Bluebird2 and Bluebird xD gaming machines, we expect the deployment of capital for these efforts to begin to decline in fiscal 2013. However, we anticipate that placements of VLTs in Illinois and Italy which we expect to begin in fiscal 2013 may result in a greater amount of operating leases, which will require gaming operations capital. With our upgraded footprint of installed participation units, future game changes can more often be accomplished through conversions on the casino floor, thereby enhancing the capital efficiencies in coming years on the investments of the past few years.

Net cash provided by operating activities improved by 6%, or $6 million, for the first nine months of fiscal 2012 over the comparable period a year ago to $107 million. While net income was down year over year for the nine months, operating cash flow increased primarily due to a substantially smaller increase in operating assets and liabilities, higher depreciation and amortization and higher other non-cash charges, partially offset by lower share-based payment costs and tax attributes. Net cash used in investing activities was up $9 million year over year, reflecting the aforementioned capital deployed to upgrade and transition our gaming operations installed base and a modest increase in additions to property, plant and equipment. Looking to fiscal 2013, we expect capital expenditures for property, plant and equipment to decline, as we’ll complete two significant projects over the next few months.

During the March quarter, we repurchased just over $6 million of our common stock, bringing the fiscal 2012 year-to-date total to $43 million, or 2.1 million shares, representing about 4% of the outstanding shares at the beginning of fiscal 2012. We now have just over 55 million shares outstanding and approximately $155 million remaining on our repurchase program authorization. Total cash and cash equivalents were $88 million at quarter-end.

In the June 2012 quarter, we expect to continue to demonstrate ongoing progress with a quarterly sequential improvement in revenues and operating margin over the March 2012 quarter. While our progress has been meaningful, as we focus on ensuring that we lay a solid foundation for sustained growth in the years ahead, our rate of revenue improvement is less than what we had expected earlier in the year. As a result, we expect total revenues in the June 2012 quarter to be modestly below year-ago June quarterly revenues, while our operating margin is expected to improve on a year-over-year basis…adjusting out the net impact of restructuring, impairment and other charges in the prior year.

Looking to fiscal 2013, as we prepare our budget and update our 3-year plan, our primary focus continues to be on improving our operational execution and driving steady and consistent revenue and operating progress from our core business, while extending our technology and innovation leadership in the industry. Economic conditions and the gaming industry sentiment appear to be modestly better, however we believe it will take several more quarters of improving general economic conditions before we see operator confidence build to a point where they notably increase annual capital budgets. Accordingly, our current view on the replacement market remains unchanged and our growth in the replacement market is therefore expected to be driven by consistent ship share gains. Regarding new casino openings and expansions, our fiscal 2012 will have benefited from a meaningful number of new casino openings and expansions. In fiscal 2013, we will continue to benefit from shipments to two additional casino openings in Ohio and a few other openings, but a larger portion of new unit shipments will be to VLT markets in Illinois and Ohio, along with replacement shipments to Canadian provincial VLT operators. Additionally, in Illinois, we expect VLT shipments will include new units supplied both on an operating lease basis as well as on a product sales basis.

Now, let me turn the call over to Orrin for his comments.

Orrin J. Edidin, President

Thanks Scott.

Our focus during the March quarter was to build on the operating progress established during the preceding two quarters, with particular emphasis on reversing the erosion in our participation business. As you can see, we achieved this goal by successfully growing our installed footprint by more than 100 units coupled with a modest improvement in average daily revenue. Also noteworthy is that much of this increase was represented by new wide-area progressive games and new games on our proprietary Adaptive Gaming® platform and, as a result, our installed footprint of “coin-in” games was only modestly below the all-time high achieved a year ago.

As with the December quarter and following the break in the logjam of new product approvals that began in September, we continued to aggressively refresh our installed participation base in the March quarter to convert that portion which had become stale and reached the end of its life cycle. Cumulatively, in the December and March quarters we updated about one-third of our installed base. Despite this high level of product refreshes, which were somewhat attributable to needed catch-up, our open orders remain strong at nearly 2,100 units. This demonstrates the excellent customer interest in our latest participation offerings. To put this in perspective, our open orders represent about 1 1/2- to-2 quarters of a normal rate of installations.

With several of our latest new products generating strong results from our customers – the first CLUE game and the latest games for some of our more established series such as THE WIZARD OF OZ™ Journey to Oz® and Epic MONOPOLY™ games, and 2 new mechanical reel versions of THE LORD OF THE RINGS™ games – coupled with the strength of our existing base of participation games, we are confident that the unusually high number of refreshes in the last several quarters will moderate over the next several quarters and slowly return to more historical rates which should lead to more incremental placements to increase the installed base. Looking to the June quarter, the next wave of unique and differentiated participation games are on track, beginning with a new THE WIZARD OF OZ The Great and Powerful Oz™ game that has already received initial jurisdictional approval. This will be followed by the first approval for the Monster Jackpots™ game featuring the classic UNIVERSAL STUDIOS MONSTERS™, the introduction of our new GONE WITH THE WIND™ game, and the Aladdin and the Magic Quest game, perhaps our most anticipated release of the year utilizing the amped up power and features of our new third-generation CPU-NXT3 operating system and new Sensory Immersion 2.0 platform with the synchronized chair movement provided by the innovative D-Box motion technology. Our upcoming Super Team® game also utilizes the new more powerful CPU-NXT3 operating system. With this strong launch schedule you can better appreciate our confidence and excitement about the portfolio offering. This is the most robust participation game launch schedule that I can recall – filled with high-quality, high-potential products.

The new CLUE game illustrates our strategy to help create new opportunities for our customers to build a stronger relationship with their players, both at the casino and now outside the casino walls. The CLUE game utilizes our proprietary, second-generation Adaptive Gaming technology that saves a player’s progress and is interoperable with our award winning, cloud-based Player’s Life® Web Services online games and leader boards. By integrating Player’s Life Web Services into the CLUE game, players can login at the casino to play the game as their favorite character and then have the option of extending the game excitement outside the casino to track their bonus accomplishments and enjoy free-for-play entertainment wherever they are by using their unique login online. WMS collaborated with Caesars Entertainment, our launch partner, to create a unique interface using Caesars’ TOTAL REWARDS® system that enables their patrons to log on to the game and to save their progress simply by using their TOTAL REWARDS player card. Our team also created an innovative, custom online Mystery Challenge Tournament application that can be enjoyed by TOTAL REWARDS players outside of the casino. The CLUE game represents the next step forward in creating a communal gaming experience on the slot floor while simultaneously providing a personalized player experience, all of which we believe will help increase players’ enjoyment and keep players coming back to the game over and over again.

We continue to grow our global presence in networked gaming installations as well. Our bank-by-bank rollout strategy continues to gain traction on casino floors around the world. Building on the success established in the first six months of the fiscal year, we now have our WAGE-NET® system connecting 1,280 gaming machines at 64 casinos worldwide, generating continued strong play performance. In fact, during the March quarter we had our first cloud-based application of the WAGE-NET system installed on more than 80 games across 12 Casinos Austria properties. With cloud-based Remote Configuration and Download capability, the WMS networked gaming solution delivers unprecedented gaming experiences, while leveraging industry-standard protocols to give Casinos Austria increased flexibility across their casino floors.

In our core product sales business, the cadence of new product introductions has returned to normal, as we continued to receive initial jurisdictional approvals in the March quarter on new products, coupled with additional jurisdictional approvals for products that had received their initial approval in earlier quarters. Importantly, as Brian noted, over 90% of the new game themes launched in the March quarter have new math models. Our newest products, such as Colossal Reels™ and G+® 5x4 series in particular, are continuing to demonstrate superior player-appeal and high-earnings performance on customers’ casino floors. It is of course still early in their rollout so we need to get more of these new, innovative high-earning games installed on more customers’ slot floors to re-establish our legacy for creating great content.

Additionally, we successfully launched the Bluebird2e cabinet during the March quarter. This enhanced version has an emotive lighting feature that was first introduced to the industry on Bluebird xD cabinet, and which has proven highly appealing to both players and operators. Approximately 26% of our units in the March 2012 quarter were Bluebird2e cabinets, and these new products contributed to the quarterly sequential increase in new unit shipments.

As Scott mentioned, we also will have several exciting opportunities in fiscal 2013 provided by VLT markets. In addition to Alberta, where the lottery authorities expect to replace and ultimately upgrade their entire installed base of 7,000 VLTs, we also expect favorable opportunities from replacement VLT initiatives planned by other western Canada provincial authorities. Additionally, we expect to have an additional opportunity to earn software revenues for future development and game sets.

In Illinois, we are presently just about to undergo technology interoperability testing and review with the central monitoring system; and we expect to make our first shipments in the back half of Calendar 2012 with additional shipments continuing over the next several years. I would note that in the case of Illinois VLTs, given the number and differing needs of the route operators, going forward we are likely to report a combination of both product sales and operating lease agreements.

As we look a little further out, in addition to the new casinos in Ohio and VLTs at the State’s racetracks, we believe several recent developments fueled by the challenging economic situation could expand our revenue opportunities over the long term. In the U.S., legislators have passed or are considering enabling new or expanded gaming legislation in Illinois, Kansas, Kentucky, Iowa, Maryland, California, New Hampshire, New York, Florida, Maine and Massachusetts. Internationally, expansion is underway in the Philippines and legislation has been passed or discussed in Greece, Brazil, Japan and Taiwan that could open new market opportunities, although the timing of any such openings is uncertain. While we can’t predict a timeframe, all of these would contribute to a further expansion for the industry and likely add upward bias to the replacement base.

In our interactive gaming initiatives, we also continue to advance our growth opportunities in the online, social and casual gaming arenas, initiatives that began several years ago. By leveraging our understanding of players’ entertainment needs and preferences with our expertise in creating compelling content and solutions, we’ve made significant progress in our development of a technology and entertainment content base that will help our customers unlock emerging online opportunities. Our announcement last Friday of an agreement to provide a hosted B2B, online casino site for Groupe Partouche in Belgium is really exciting. This is the first step in now unlocking the value we have begun to create over the last several years with our development of online, interactive gaming.

Our online strategy is unique compared to a number of our peers: we first developed and demonstrated the robustness of WMS’ online technologies and end-to-end gaming and back-end management capabilities with JackpotParty.com in the UK; and, now we are expanding into additional markets by providing a full array of business-to-business products and services to those land-based casino operators that are ready to move forward with online gaming offerings for their patrons, on either a for-money gambling basis where allowed or a play-for-free basis. WMS is committed to assisting our customers in establishing strong interactive gaming relationships with their patrons in the casino, at home or on their mobile devices. With the success and experience we have in interactive gaming – through our award-winning UK-based JackpotParty.com online casino that continues to add new players each month; our popular, player-appealing Lucky Cruise™ social casino found on Facebook that has above-average conversion rate of free play to paid play; and, our classic slot content for mobile and other casual play users – WMS is well positioned to help our customers move forward with confidence and unlock the future potential with proven online, interactive gaming solutions and services.

Now let me turn the call over to Brian for his thoughts on our priorities as we continue to move forward.

Brian R. Gamache, Chairman & Chief Executive Officer

Thanks Orrin. We are making solid progress in restoring WMS’ growth momentum; and our priorities for the near-term and into fiscal 2013 remain crystal clear.

First: Grow our installed participation product base and improve our daily average revenue by developing and introducing innovative, player-appealing games and new form factors, with particular emphasis on increasing the mix of wide-area progressive units and our proprietary Adaptive Gaming technology units.

Second: Garner increased ship share in our global product sales business by developing differentiated, high-earning games, game content and products for our customers worldwide, coupled with world-class customer service. We place an extraordinary emphasis on creating value for our customers. The performance we reported today, along with our other milestones, clearly indicate that customers value the innovation and strength of our product pipeline. Throughout the organization, WMS is committed to and strongly positioned to serve customers with innovative, high-performing gaming products enabled by advanced technologies that are again redefining our industry.

Third: Maintain our industry-leading investment in research, development and other organic growth initiatives at levels – relative to revenue – that are above our competitive set. We believe that effective R&D remains the key to our long-term growth; and as such, I am really energized by this year’s upcoming G2E event for WMS. With a full complement of innovation in gaming content, awesome new licenses, and exciting new platforms and form factors in our participation product and product sales businesses, I believe we will demonstrate to the customers a depth and breadth of new offerings that will be among the best of my 12-year tenure at WMS.

And fourth: Aggressively pursue ongoing improvements in our Continuous Improvement efforts. Despite the significant improvements that have been achieved by the WMS team over the last several years, we expect further progress. We believe these initiatives will deliver greater cost efficiencies and effectiveness in our supply chain and provide an organizational structure that will enable WMS to earn higher product sales gross margins, helping us reach our longer-term operating margin goal.

By concentrating on growing our revenues and improving our margins, our efforts should then also result in increased operating cash flows and strong returns on capital. This, in turn, will enable us to continue to fund our wide array of ongoing potential growth initiatives in the future: in particular, the significant growth opportunities presented by the convergence of online and land-based gaming for our existing customers through the full complement of online wagering, mobile, casual and social gaming capabilities. Our extensive research indicates that this future gaming content convergence will present significant growth potential for both our customers and WMS. Our commitment to build a full complement of products, services and end-to-end solutions will enable WMS to work with our customers to monetize these attractive growth opportunities. Now we will be pleased to take your questions. Operator.

QUESTION AND ANSWER SECTION

Operator: Thank you. [Operator Instructions] And our first question comes from the line of Carlo Santarelli with Deutsche Bank. Please go ahead.

<Q – Carlo Santarelli – Deutsche Bank Securities, Inc.>: Hey, thanks.

<A – Brian Gamache – WMS Industries, Inc.>: Hey, Carlo.

<Q – Carlo Santarelli – Deutsche Bank Securities, Inc.>: Brian I just had two bigger picture questions and then Scott, I had just one follow-up, if you don’t mind. Brian, could you talk a little bit about the domestic environment, what you’re seeing in ASPs obviously down – sequentially down year-over-year. Could you talk a little bit bigger picture about that and then if you wouldn’t mind just qualitatively walking us through what you’re seeing in the international space as well on the product sales side?

<A – Brian Gamache – WMS Industries, Inc.>: Sure. Two separate issues, I’ll deal with the ASP question first, Carlo. I think that our ASPs year-over-year as we mentioned on the call, were really down due to a mix issue, didn’t have as many premium for sale products, the VLT units, new large orders that were more competitive than normal orders, and then just the competitive market pressures in general. I would think that from a modeling standpoint, you’d probably want to use the last three quarters or so as a more typical ASP price going forward. I think given the competitive pressures, you’re not going see us have great pricing leverage in the next two to three quarters, but I think it will be a more normalized run rate going forward, call it the $16,000 range. But there’s no question there’s competitive pressures out there unlike we’ve ever seen before.

And as far as the international, there were four jurisdictions that we really haven’t done a lot of business with this year that we’ve done previously. Mexico, I would say that market is now stabilized. It’s certainly not a growth market as it was in the previous couple years. Australia, Singapore and Switzerland are all undergoing national standards. In Europe, the European market is very similar to the U.S. market where it’s very challenged economically right now. So I think internationally, it’s more of a timing issue if anything. Australia, Singapore and Switzerland will be resolved from an OS standpoint in the next couple quarters but I think international is challenged as well right now.

<Q – Carlo Santarelli – Deutsche Bank Securities, Inc.>: Okay, Brian, thanks. That’s very helpful. And Scott, I just had one question. If you look at the end of period installed base after the fiscal 2Q as well as the end of period installed base after the fiscal 3Q, your average installed base for this quarter was obviously meaningfully below both. Could you talk a little bit about maybe the timing in the period, obviously some late orders came on or did you have some product off for a good period of the fiscal 3Q? I assume that’s the case, but maybe could you walk us through how that calculation turns out?

<A – Scott Schweinfurth – WMS Industries, Inc.>: Yeah, sure. We started the quarter with 9,282 units in the installed base and during the first half of the quarter, the installed base shrank from that number and then in the last half of the quarter with new approvals on new games, particularly the CLUE game that got approved in March, we were able to accelerate installs of product at that point. So, we ended the quarter with 9,389. So the 9,115 is just merely an average taking the installed base at the end of each day in the quarter and dividing it by the number of days in the quarter.

<A – Brian Gamache – WMS Industries, Inc.>: As Scott mentioned, Carlo, we touched about 20% of our installed base during the quarter, which was a huge number for us, and yet our backlog went up quarter-over-quarter. I think our backlog last quarter was 1,900 units. It’s now nearly 2,100 units. And during that time-frame, we’ve touched a lot of products. So, we continue to get our gaming operations business back in order, and I believe that as we mentioned, this is the most prolific stable of products we’ve ever launched in any one quarter, this is Q4. And I think, heading into Q1 of fiscal 2013, we’re going to be back in business here and that’s going to – we’re going to have some tailwind for once.

<Q – Carlo Santarelli – Deutsche Bank Securities, Inc.>: Okay, great. Thank you very much, guys.

Operator: Our next question comes from the line of Steven Kent with Goldman Sachs. Please go ahead.

<Q – Steven Kent – Goldman Sachs & Co.>: Hi. Good afternoon. Can you just talk a little bit about the average selling price decline in the quarter? Did you ship any of the Maryland units? If you exclude the VLTs in the quarter, what were the average selling prices? Just some discussion about that. And then also can you talk about your tax rate this quarter? It looks like it’s about $0.01, $0.015 or so. Is that the tax rate we should be using for the balance of this fiscal year?

<A – Brian Gamache – WMS Industries, Inc.>: Let me deal with the SP question first, Steve. We are backwards $1,100 year over year. And as I said earlier, I don’t believe that’s going to be the case in Q4 and Q1. I believe there’s a set of circumstances here that were a little bit unique. We did ship games in Ohio and we did ship games in Maryland. We’re not going to break those out for competitive reasons. But anytime you go backwards $1,100 and your margin goes up 320 basis points, you’re obviously doing some pretty good work. Our supply chain guys are breaking their backs right now to get us best-of-class margins. In fact, we just eclipsed – recently eclipsed in Q3, 60% on our Bluebird2 and Bluebird2e product, which has been an internal milestone of ours for quite some time. So we’re continuing to make great progress there. And as we get to a more normalized environment, I believe you’ll see our margins be best of class.

<A – Scott Schweinfurth – WMS Industries, Inc.>: And then, Steve, on the tax rate, yes, there were some discrete tax items in the quarter that should not be recurring. So the tax rate should be in its sort of more normal 36% to 37% in the fourth quarter. Now that’s always subject to, if by some miracle, the R&D tax credit gets pushed through Congress and signed by the President by March 30 – I’m sorry, by June 30, that would have a positive benefit, but we don’t think that’s likely to happen.

<Q – Steven Kent – Goldman Sachs & Co.>: Okay, thanks.

Operator: Our next question comes from the line of Joe Greff with JPMorgan. Please proceed.

<Q – Joe Greff – JPMorgan Securities LLC>: Hey, guys, first question on the ASP. Brian, in the first question you mentioned ASPs look at the last three quarters. Are you saying look at the last three quarters as an average for what we should be looking at ASPs going forward?

<A – Brian Gamache – WMS Industries, Inc.>: Yes, that’s probably a good benchmark, Joe. I think the last three quarters, when you look at that average of those three timeframes will give you a good benchmark for going forward.

<Q – Joe Greff – JPMorgan Securities LLC>: Okay, great. Thanks for clarifying that. And the quarter-over-quarter backlog in game ops, that’s great. How do you think about cannibalization or net additions to the installed base going forward from here? Should we see it better than where it has been historically? If you can answer that and then I have one follow-up.

<A – Brian Gamache – WMS Industries, Inc.>: I think anytime you can put two out and take one back, it’s a good trade. We have not been there because, as I mentioned the past couple calls, there was such a pent-up demand for our refreshes. I think that going forward, we’ll get back to that two-for-one trade-in cycle, but we’re not there yet. I think that Q4 will be probably the first point we can start making some progress there on accretive footprint. All of our products aren’t meant to compete with one other. We have different little segments we’re going after in this participation floor, Joe. So, I think you’re going to start to see some meaningful impact on these new product launches in Q4 and Q1.

<Q – Joe Greff – JPMorgan Securities LLC>: Okay, great. And then, Scott – thank you, Brian. Scott, I think you mentioned it earlier and maybe I didn’t quite grasp the details of it; with regard to your fiscal 4Q revenue guidance, a little bit lower than what you talked about a few months ago. Can you drill down on what drove that, please? I think you said slower adoption. But if you can clarify what those details are, that would be great. Thank you.

<A – Scott Schweinfurth – WMS Industries, Inc.>: I guess I’d say we were expecting let’s say a quicker uptake on some of the new product out there. We’ve had great success in getting game conversions out on the floor and by having those game conversions out and the high performance of those games, that’s always a good metric and indicator for future game sales. It’s just taking us, I’ll say, longer.

<A – Brian Gamache – WMS Industries, Inc.>: That’s the one thing we miscalled here Joe, is we thought it was going to be a three-quarter turnaround. Because of the capital issues, we have three different series of product, the Colossal Reels, Power Spins™, and G+ Deluxe 5x4 Spinning Streak®, and they’re doing all phenomenally well. And unfortunately, we can’t get them out there fast enough because of the capital constraints. So this will take a little bit more time than when we gave guidance back in August, but we are on track. We are making the traction that we had expected we’d make. It’s just taken a little bit longer than we had hoped. And I think that when you see the continued progress in Q4, you’ll see why we’re so excited.

<Q – Joe Greff – JPMorgan Securities LLC>: Okay, and then one final question, Scott. CapEx for the fiscal 4Q, that’s up sequentially and up a little bit year over year on an aggregated basis. Can you help us provide details there?

<A – Scott Schweinfurth – WMS Industries, Inc.>: I’m sorry, are you asking about Q3 or Q4?

<Q – Joe Greff – JPMorgan Securities LLC>: The June quarter.

<A – Scott Schweinfurth – WMS Industries, Inc.>: June quarter, yes, so it’s likely that CapEx in gaming operations is going to be at or a little above what it was in Q3 as we now get to the point of – as we’re incrementing the installed base, that means we’re going to have to put more capital out to grow that installed base. And then on the PP&E side, that too is likely to be at or a little above what it was in the March quarter as we get towards finishing off two large projects we’ve been working on.

<Q – Joe Greff – JPMorgan Securities LLC>: Great. Thanks, guys.

Operator: Our next question comes from the line of Mark Strawn with Morgan Stanley. Please go ahead.

<Q – Mark Strawn – Morgan Stanley & Co. LLC>: Hi, guys.

<A – Brian Gamache – WMS Industries, Inc.>: Hi, Mark.

<Q – Mark Strawn – Morgan Stanley & Co. LLC>: One question on game ops yields. I’m just trying to get a sense of how we should expect the yields themselves, the trend going forward. It looks like the year-over-year decline has accelerated a little bit. But is there anything that’s changed on pricing, or should we expect as you get more games on the floor those yields should start to improve?

<A – Brian Gamache – WMS Industries, Inc.>: I think that’s exactly the case, Mark. I think one of the things that – we’ve had WIZARD OF OZ out there for a number of years now. And that game has held up extraordinarily well. And the onus is on us now to create a follow-on WIZARD OF OZ, which we think we have in one of these games we’re launching this quarter, and that will hopefully make up for that shortfall. But yes, the more these new games will get out there, the popularity of those launches will certainly make up for any shortfall in declines.

<Q – Mark Strawn – Morgan Stanley & Co. LLC>: Great. And has anything changed in the way that you say pricing that new iteration in WIZARD OF OZ, or it’s still in the same general ballpark?

<A – Brian Gamache – WMS Industries, Inc.>: Same general ballpark.

<Q – Mark Strawn – Morgan Stanley & Co. LLC>: Okay, thank you very much.

<A – Brian Gamache – WMS Industries, Inc.>: The other thing is we’ve had great success in some of our more fixed lease products in the last year. And so it’s really a mix of business issue there as well, but you’ll see, I think, the uptick in Q4 as we have been expecting all year.

<Q – Mark Strawn – Morgan Stanley & Co. LLC>: Good, thank you.

Operator: Our next question comes from the line of Harry Curtis with Nomura. Please go ahead.

<Q – Harry Curtis – Nomura Securities International, Inc.>: Hi; Brian, a quick question on the decline in ASPs. It seems like the ubiquitous question. But what gives you confidence that Konami for example has been undercutting you by say $500 to $1,000 a machine that they’re not going to lower their prices just to maintain their competitive pricing edge and creating a negative cascade there?

<A – Brian Gamache – WMS Industries, Inc.>: Call me old-fashioned, Harry, but I still believe that content matters. And if we put the content out there as it’s earning today, we don’t have to worry about ASP. It will take care of itself. ASP only becomes a problem when you’re living on content that’s not performing as we expect ours to. So I think that going forward, you’re going to continue to see us be competitive with pricing. I wouldn’t use the word aggressive but we’re going to be competitive.

I think there were some good prudent decisions we made in Q3 that allowed us to get more share by being more aggressive than normal, but I think that these are the competitive realities that we’re in right now. And at the end of the day, the fact that one of the analysts had us at 22% ship share for the quarter, I think that’s pretty good given what we’ve been through and how we’re ramping back up. I would expect us to get back to more the mid-20%s here in fiscal 2013 based on the performance of our content and we’re very excited. We wish G2E would be here next week to be honest with you.

<Q – Harry Curtis – Nomura Securities International, Inc.>: So is it safe to say that you just don’t think that ASP’s going to leak much more at all – if at all.

<A – Brian Gamache – WMS Industries, Inc.>: No. I think it’s going to – as I said before, it’s probably going to stay in that $16,000 range for a period of time and before the business becomes stabilized, then I think you’ll see it go from there at some point in time. But right now, when you look at our margins, we’re able to reduce our prices and increase our margins. That’s a really good trend and if we can continue to have that kind of success in our supply chain, we’re going to continue to try to leverage that.

<Q – Harry Curtis – Nomura Securities International, Inc.>: Okay. And my second question was really trying to get a sense of your body language for product sales in 2013. You mentioned that 2012 benefited from some strong new openings and that there would be two more openings in Ohio plus larger shipments to VLTs, but the VLT markets tend to be lower ASP markets. And so is that kind of a subtle way of saying – and then you also mentioned perhaps a higher mix of lease – lease games, is that a subtle way of saying that 2013 could be a difficult comp year as far as product sale revenues?

<A – Brian Gamache – WMS Industries, Inc.>: No, I don’t think we said that, Harry. I think it’s too early for us to give any directional guidance. We’re still in the process of creating our three year plan and our annual budget for the Board and I think we’ll have more to comment on that in August. But again, I think that the market is sequentially better than it was a year ago, but it’s still somewhat challenged. And we’re going to continue to fight hard. We’re going to continue to innovate and I think when you see the products we’re going to bring to G2E, new platforms, new form factors, new licenses, you’re going to see us coming with both guns a blazing. So we’re not out of the woods yet, but it’s better than it was.

<Q – Harry Curtis – Nomura Securities International, Inc.>: Thanks, Brian.

Operator: Our next question comes from the line of Steve Wieczynski with Stifel Nicolaus. Please go ahead.

<Q – Steven Wieczynski – Stifel, Nicolaus & Co., Inc.>: Hey, good afternoon, guys. So if I can do this right, and you add back $800 on the ASP and you get to that $16,000 range, that would essentially take your product margins up to the 53% – 53.5% range. Is that a pretty good indicator going forward and how much higher can you get those margins if there’s really not going to much more on the price side?

<A – Brian Gamache – WMS Industries, Inc.>: I think that’s directionally a pretty good area to focus on, Steve, but the whole thing will depend on our mix of business, as it usually does. We have several premium for sale products coming out in fiscal 2013 that we hope will drive ASP. We have some different form factors that we’re going to be bringing into market that hopefully will drive some ASP. But given this competitive marketplace, we are very sensitive to our pricing right now, and I’d rather focus on the margin aspects and the supply chain excellence than on the ASP area. But we will make up whatever we can make up in ASP category. We’ll make it up through continuous improvement.

<Q – Steven Wieczynski – Stifel, Nicolaus & Co., Inc.>: Okay, got you. And then Scott, in the quarter, did you ship to two Ohio properties or just one in the quarter?

<A – Scott Schweinfurth – WMS Industries, Inc.>: Yeah.

<Q – Steven Wieczynski – Stifel, Nicolaus & Co., Inc.>: Say it again? Sorry.

<A – Scott Schweinfurth – WMS Industries, Inc.>: Both of the Ohio casino properties, yes.

<Q – Steven Wieczynski – Stifel, Nicolaus & Co., Inc.>: Okay. Thanks a lot. Thanks, guys.

Operator: Our next question comes from the line of Joel Simkins of Credit Suisse. Please go ahead.

<Q – Joel Simkins – Credit Suisse (United States)>: Hey, good afternoon, guys; a couple of quick questions. Brian, obviously we’ve spoken in the past about video poker. You did talk earlier on the call about some optimism for this segment. Can you just give us a sense of what we can expect and what would be a success for you guys in the next year or two in the segment?

<A – Brian Gamache – WMS Industries, Inc.>: I think if you looked at the video poker, if we get somewhere in the 5% to 10% of the installed base out there in the next couple years, Joel, that would be a huge home run for us. Poker is a market that is – you have to have a lot of patience and you have to have some good product because the poker players are very predictable. They like what they play and they’re used to playing a certain product. So to get them to switch brands and get them to give you the trial, it’s not going to happen overnight. So we’re not looking for a grand slam here. We’re just looking for a good single or double, and that would be very accretive to our share.

<Q – Joel Simkins – Credit Suisse (United States)>: And in terms of your social gaming interactive business, obviously, you’ve got JackpotParty.com now, you’ve got this Lucky Cruise game that looks like it has ramped quite a bit. And then today you announced or recently announced this Groupe Partouche deal. When do you guys think you’ll need to be – or when will you break out this business in terms of some more color on operating metrics, et cetera?

<A – Brian Gamache – WMS Industries, Inc.>: We’re doing a lot of things under the radar here, Joel, and we get asked a lot of questions about when are we going to have more color on that. And I believe that we’ll probably give the Street more color and guidance on the interactive business sometime between now and the end of Q4. There are a lot of things, very exciting things that are being developed here organically and inorganically. And we’re very anxious to share that with you, but we believe this is a very important part of our business going forward. We were the first ones in our industry to have the online gaming in the legalized jurisdiction. Given the fact that we’re doing this B2B model with Partouche is a very exciting announcement as well. So there are a lot of things that we want to clarify and share with you in the months ahead.

<Q – Joel Simkins – Credit Suisse (United States)>: Good, thank you.

Operator: Our next question comes from the line of Bill Lerner with Union Gaming. Please go ahead.

<Q – Bill Lerner – Union Gaming Research LLC>: Thanks. Hey, guys.

<A – Scott Schweinfurth – WMS Industries, Inc.>: Hey Bill.

<Q – Bill Lerner – Union Gaming Research LLC>: A couple questions – hey. A couple of questions or a few questions, one, for the Bluebird e – or Bluebird2e, what’s the ASP premium relative to Bluebird2, I guess is probably the way to ask and then I have a couple follow-ups.

<A – Brian Gamache – WMS Industries, Inc.>: We don’t break that out, Bill. But, it’s margin neutral, if that gives you any help.

<Q – Bill Lerner – Union Gaming Research LLC>: Okay. So, it’s about driving demand.

<A – Brian Gamache – WMS Industries, Inc.>: Yes, exactly.

<Q – Bill Lerner – Union Gaming Research LLC>: Okay. And then -

<A – Brian Gamache – WMS Industries, Inc.>: This is a hybrid product. We view the Bluebird2e, Bill, as a hybrid between our Bluebird2 and our Bluebird3, so to speak, that’s down the road.

<Q – Bill Lerner – Union Gaming Research LLC>: Understood, okay. And then maybe for Scott, what percentage – Brian, you called it backlog or open orders. But what percentage of your open orders generally convert to revenue and generally over what timeframe? Is it the majority or is it all?

<A – Scott Schweinfurth – WMS Industries, Inc.>: Yes, it’s substantially all of them because these are orders that customers have signed up for. And it’s, I’ll say, a bit rare for customers to cancel an order once they’ve signed it. They want to get that order out on the floor as quickly as they can.

<A – Brian Gamache – WMS Industries, Inc.>: And I think for as far as we consider, Bill, 100 units installed per week is a good velocity. That’s when we’re really clicking. And we averaged actually more than that during Q3. So we’re starting to get that footprint really where we want it to be. And going into Q1, we should have a dramatic reset of expectations going forward.

<Q – Bill Lerner – Union Gaming Research LLC>: Great. So it’s six months or less, it sounds like.

<A – Brian Gamache – WMS Industries, Inc.>: Actually, I would say it’s really two to three quarters, yes.

<Q – Bill Lerner – Union Gaming Research LLC>: Okay, great. Guys, last one. Brian, maybe you could talk about this. Just in terms of rate of change in your business, obviously there’s a lot of focus for obvious reasons on sequential improvement. But, Brian, when you look at the metrics that you’re focused on internally, whatever they are, whether it’s external product approvals, whether it’s how well you’re budgeting relative to how well you were in prior months or quarters, how does April look relative to January across all the metrics that, Brian, that you particularly care about.

<A – Brian Gamache – WMS Industries, Inc.>: April, I think, is – typically we see our Q4 ramping up to be our seasonally busiest quarter of the year. It goes Q4, Q3, Q2, Q1. And so I think April, the month of April was a little bit softer than we would like in our gaming operations business. But that doesn’t mean – it’s not a huge difference. It’s just slightly off what our forecast was. But our order book is building dramatically, so that offsets that.

As far as our gaming approvals and so forth, everything that we’re bringing out in the quarter is on time and on target. So from that perspective, I look at that very carefully.

And as far as our game development, it used to take us about 15 to 18 months, Bill, to get a game through the pipeline from conception to final approval. We’re now less than six months, and that has taken a lot of work and hard process improvement, deliverables in our product development folks to make those kinds of improvements. So we’re able to do things quicker and more nimbly and our expenses are less year over year. So we’re driving a lot of things that haven’t really made the radar yet from an operational perspective, but I think we’ve done really good work on.

<Q – Bill Lerner – Union Gaming Research LLC>: Great. Thanks, guys.

Operator: Our next question comes from the line of Dennis Forst with KeyBanc. Please go ahead.

<Q – Dennis Forst – KeyBanc Capital Markets>: Yes, I wanted to ask about launches for the June and September quarters. Brian, you had just a second ago mentioned that everything is on time. Can you give us the names of some of the new product that’s going to be in the pipeline over the next six months?

<A – Brian Gamache – WMS Industries, Inc.>: Sure. Q4, Dennis, we’ve got Aladdin, Super Team, GONE WITH THE WIND, Monster Jackpots, Life of Luxury® II, and WIZARD OF OZ: GREAT AND POWERFUL OZ. So we have some significant strength coming into this quarter. Now again, as Scott mentioned earlier, it’s not going to all be in from day one. It evolves over about a two-month period when we get these things launched properly, but it will trickle into Q1. But you’ll see some impact here, particularly in the month of May and June, of these games hitting the floor.

<Q – Dennis Forst – KeyBanc Capital Markets>: Okay, and then my other question was about VLT sales. Where were some of the major properties or markets where you did significant VLT sales during the quarter just finished?

<A – Orrin Edidin – WMS Industries, Inc.>: We shipped them to Maryland in the quarter, and that’s the biggest component.

<Q – Dennis Forst – KeyBanc Capital Markets>: Okay, anything else significant in the quarter from.

<A – Brian Gamache – WMS Industries, Inc.>: Minor here and there, nothing significant that would compare to Maryland.

<Q – Dennis Forst – KeyBanc Capital Markets>: Okay, terrific. Thanks a lot.

Operator: And our last question comes from the line of Todd Eilers with ROTH Capital Partners. Please proceed.

<Q – Todd Eilers – ROTH Capital Partners LLC>: Hi, guys.

<A – Brian Gamache – WMS Industries, Inc.>: Hi, Todd.

<Q – Todd Eilers – ROTH Capital Partners LLC>: Just two questions first on the gaming ops. Of the, I guess, 107 net adds at the end of the quarter, can you give us a sense for how much of that was, I guess, related to new openings or new properties versus maybe the existing footprint? And then also can you give us a sense for which brand drove the increase, I guess, in the quarter? Was it Epic MONOPOLY or CLUE? It would just be helpful to kind of get a sense for maybe what drove the growth there.

<A – Scott Schweinfurth – WMS Industries, Inc.>: Yes, on your second question on the game themes, yes, it was CLUE which got its first approval right at the beginning of March, and then we got a second one closer to the end of the March, and that was an element of the increase. Second, I guess I’d say was Epic MONOPOLY, which we had received initial approval for in the December quarter. And as demand built, we fulfilled that demand. And then third, we came out with two new games for – mechanical reel games for our Lord of the Rings series and that too helped drive demand there. And, Todd, I don’t have in front of me what related to specific new casino openings. But certainly the Ohio properties and Maryland Live didn’t open during that quarter and I just don’t recollect.

<A – Brian Gamache – WMS Industries, Inc.>: I think it’s mostly existing casinos.

<A – Scott Schweinfurth – WMS Industries, Inc.>: Yes, I think that’s a fair estimate.

<Q – Todd Eilers – ROTH Capital Partners LLC>: Okay, great. And then just one last question on new opening sales. I guess you had mentioned Maryland VLTs in the quarter and I know Maryland Live I guess is opening in two phases. Can you give us a sense – I mean did you ship all of that order in the quarter or should we still expect more of that to come with the second phase? And then second question related to that, I guess, is you had mentioned you shipped 759 of the 957 previously shipped games last quarter that you didn’t recognize revenue on. Do you expect to recognize the balance of that in 4Q?

<A – Scott Schweinfurth – WMS Industries, Inc.>: Yeah, for related to Maryland, we shipped the preponderance of the games for that opening in the March quarter and relative to the units that we still have yet to recognize revenue on, our belief is we will be able to recognize revenue on those in the fourth quarter.

<Q – Todd Eilers – ROTH Capital Partners LLC>: Okay, great. Thanks guys.

Operator: There are no further questions at this time. I would now turn the call back to you.

Brian R. Gamache, Chairman & Chief Executive Officer

Thank you for joining us this afternoon. As you can tell from our comments, we’re encouraged by the success with our latest products and in the efficiencies being realized from our reorganization and realignment actions. We look forward to updating you on our next call in early August regarding our ongoing progress and the opportunities to grow in our fiscal 2013. Thank you.

Operator: Ladies and gentlemen, that does conclude your conference for today. We do thank you for your participation and ask that you please disconnect your lines.

Product names mentioned are trademarks of WMS, except for the following:

G2E is a registered trademark of the American Gaming Association and Reed Elsevier Inc. Used with permission.

GONE WITH THE WIND™ Turner Entertainment Co. & The Stephens Mitchell Trusts. © Turner Entertainment Co. (s12)

MONOPOLY and CLUE are trademarks of Hasbro. Used with permission. © 2012 Hasbro. All rights reserved.

POWER SPINS is a trademark used under license from its owner, Multi-State Lottery Association.

THE LORD OF THE RINGS © 2012 New Line Productions, Inc. All rights reserved. The Lord of the Rings: The Fellowship of the Ring, The Lord of the Rings: The Two Towers, The Lord of the Rings: The Return of the King and the names of the characters, items, events and places therein are trademarks of The Saul Zaentz Company d/b/a Middle-earth Enterprises under license to New Line Productions, Inc.

THE WIZARD OF OZ and all related characters and elements are trademarks of and © Turner Entertainment Co. (s12) Judy Garland as Dorothy from THE WIZARD OF OZ. (s12)

THE UNIVERSAL STUDIOS MONSTERS are trademarks and copyrights of Universal Studios. Licensed by Universal Studios Licensing LLC. All Rights Reserved.

TOTAL REWARDS is a trademark of Harrah’s License Company.